Exhibit (a)(5)(E)

RIVIERA RESOURCES ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER

HOUSTON, October 26, 2018 – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) announced today the final results of its tender offer to purchase for cash up to 4,545,454 shares of its common stock (the “shares”) at a price of $22.00 per share, which expired at 11:59 p.m., New York City time, on Tuesday, October 23, 2018.

Riviera has accepted for purchase 6,062,179 shares of its common stock at a purchase price of $22.00 per share, for an aggregate purchase price of approximately $133 million. These shares represented approximately 8% of the Company’s outstanding shares as of September 24, 2018. Included in the 6,062,179 shares that the Company accepted for purchase in the tender offer were 1,516,725 shares that the Company elected to purchase, which election did not require the Company to amend or extend the tender offer pursuant to applicable Securities and Exchange Commission rules and regulations with respect to issuer tender offers.

Based on the final tabulation by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, approximately 9.8 million shares of the common stock were properly tendered and neither withdrawn nor tendered conditionally by stockholders with conditions that were not met. Riviera has been informed by the depositary that the final proration factor for the tender offer is approximately 62.1%.

The depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

Riviera intends to resume share purchases under its previously announced share repurchase program of $100 million, of which approximately $7.5 million had been repurchased prior to commencement of the tender offer, on or after November 13, 2018. Riviera may, in the future, decide to purchase additional shares in the open market subject to market conditions and private transactions, tender offers or otherwise subject to applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the offer. Whether Riviera makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors Riviera considers relevant.

D. F. King & Co., Inc. acted as the information agent for the tender offer. Morgan Stanley & Co. LLC acted as dealer manager for the tender offer. American Stock Transfer & Trust Company, LLC is the depositary for the tender offer.

News Release for Informational Purposes Only

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The offer was made solely by the Offer to Purchase and the related Letter of Transmittal, as amended or supplemented.

Forward-Looking Statements

Statements made in this press release that are not historical facts are “forward-looking statements.” These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to our financial and operational performance and results, low or declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, ability to replace reserves and efficiently develop current reserves, the capacity and utilization of midstream facilities and the regulatory environment. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Registration Statement on Form S-1, Quarterly Report on Form 10-Q and other public filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

ABOUT RIVIERA RESOURCES

Riviera Resources, Inc. is an independent oil and natural gas company with a strategic focus on efficiently operating its mature low-decline assets, developing its growth-oriented assets, and returning capital to its stockholders. Riviera’s properties are located in the Hugoton Basin, East Texas, North Louisiana, Michigan/Illinois, the Uinta Basin and Mid-Continent regions. Riviera also owns Blue Mountain Midstream LLC, a midstream company centered in the core of the Merge play in the Anadarko Basin.

CONTACT:

Riviera Resources, Inc.

Investor Relations

(281) 840-4168

IR@RVRAresources.com